                                                               Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     Employment Agreement dated and effective as of April 1, 1997, (this "AGREEMENT"), between ILLINOIS SUPERCONDUCTOR CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the "COMPANY"), and ROBERT A. RICCITELLI ("RICCITELLI").


                             PRELIMINARY STATEMENT

     The Company desires to employ Riccitelli, and Riccitelli wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and Riccitelli also wish to enter into the other agreements set forth in this Agreement, all of which are related to Riccitelli's employment under this Agreement.


                                   AGREEMENT

     Riccitelli and the Company therefore agree as follows:

     1. EMPLOYMENT FOR TERM. The Company hereby employs Riccitelli and Riccitelli hereby accepts employment with the Company for a 12 month period beginning on April 21, 1997, (the "TERM"), or upon the earlier termination of the Term pursuant to Section 6 below. The end of the Term for any reason shall end Riccitelli's employment under this Agreement, but shall not terminate Riccitelli's or the Company's other obligations in this Agreement.

     2. POSITION AND DUTIES. During the Term, Riccitelli shall serve as the Vice President of Sales and Marketing of the Company. During the Term, Riccitelli shall also hold such other positions and titles as the Board of Directors of the Company (the "BOARD") may determine from time to time. During the Term, Riccitelli shall devote substantially all of his business time and best efforts to his duties as an employee of the Company.

     3.  COMPENSATION.

     (a) BASE SALARY. The Company shall pay Riccitelli a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $150,000 per annum, payable at least monthly on the Company's regular pay cycle for professional employees.

     (b) BONUSES. Subject to approval by the Board, which approval shall not be withheld unreasonably, Riccitelli shall be eligible to receive a bonus of one percent of all Net Revenues received by the Company from the sale of radio frequency filters during the Term of this Agreement. Net Revenues shall include the amount collected on the sale of radio frequency filters, but always excluding any invoiced or received sums for freight, shipping, handling, sales tax, use tax, installation work or any other non filter revenues. Riccitelli's eligibility for any bonus under this Section 3(b) shall cease upon termination of this Agreement. Riccitelli acknowledges that he shall not be eligible for, entitled to, or a procuring cause of any Net Revenues received by the Company on any sales after the date this Agreement terminates.

     (c) ADDITIONAL BASE SALARY AND BONUSES. Sections 3(a) and 3(b) establish minimum salary and bonus grant levels for Riccitelli during the Term, and shall not preclude the Board from awarding Riccitelli a higher salary at any time, nor shall they preclude the Board from awarding Riccitelli bonuses or other compensation at the discretion of the Board.

     (d) SIGN-ON BONUS. The Company shall pay Riccitelli a sign on bonus payment of $25,000. This payment shall be payable on the same day that Riccitelli receives his first payment of base salary on the Company's regular pay cycle for professional employees.

     (e) STOCK OPTIONS. On and as of the date of this Agreement (the "Grant Date"), the corporation shall grant to Riccitelli non-qualified options (the "Options") under the Corporation's Amended and Restated 1993 Stock Option Plan, as it may be amended from time to time (the "Plan") to purchase up to 50,000 shares of the Corporation's common stock, (a) exercisable upon vesting at a price per share equal to 100% of the fair Market Value (as defined in the Plan) of the Corporation's common stock on the Grant date, (b) vesting on the last day of the calendar month in which the first anniversary of the Grant Date occurs, with respect to 12,500 shares of common stock, and vesting on the last day of each of the following thirty-six calendar months, with respect to 1,041-2/3 shares of common stock each month, in each case provided that Riccitelli is employed by the Corporation at each respective date of vesting, and (c) otherwise subject to the terms and conditions of the Plan.

     (f) RELOCATION BONUS. The Company shall pay Riccitelli a one time relocation bonus of $40,000 provided that Riccitelli closes on the purchase of a primary residence in the Chicago area on or before August 31, 1997. This payment shall be payable to Riccitelli at closing or on the first normally scheduled pay day following Riccitelli's notification of the home purchase to the Company at Riccitelli's option. Provided, however, the time will be extended for up to 3 months if Riccitelli has established permanent residence in the Chicago area by August 31, 1997.

     (g) REIMBURSEMENT OF RELOCATION EXPENSES. Upon presentation of receipts or other appropriate proofs of payment acceptable to the Company, the Company will reimburse Riccitelli for the reasonable costs, in accordance with Company's travel expense policies, he incurs for: (i) a maximum of three house-hunting trips for Riccitelli and spouse, to include child-care while Riccitelli and spouse are taking such trips; (ii) sales commission and reasonable closing costs paid by Riccitelli to sell his house in Grapevine, Texas; (iii) a maximum of two "points" (2% of the mortgage principal) paid by Riccitelli to obtain a mortgage for the purchase of a house in the Chicago area; (iv) reasonable closing costs paid for the purchase of a house in the Chicago area; (v) the movement of household goods; and (vi) travel expenses of Riccitelli, spouse and children for the final move to the new house. The Company will advance to Riccitelli the sums pursuant to items (iii), (ii) and
(v) upon verification of the required amounts so that Riccitelli can pay for such items when required.


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     (h)  COMMUTING AND LIVING EXPENSES.  During the time that Riccitelli is employed by the Company, but has not yet moved his residence to the Chicago area, the Company will reimburse reasonable travel expenses in accordance with the Company's travel expense policies for Riccitelli to live in Chicago area as needed and to return to Texas once per week. Such reimbursement of commuting and living expenses will cease as of and for commuting completed by December 1, 1997, and no further reimbursement of commuting and living expenses will be available after December 1, 1997.

     (i) REIMBURSEMENT TO COMPANY. Riccitelli agrees that if he resigns his employment with the Company, or if his employment is terminated for Cause (as defined in Section 7(a) below), within 12 months after the beginning of the Term (as stated in Section 1 above):

        [a] The Company shall have no obligation to provide any remaining reimbursement to Riccitelli for Relocation Expenses (as defined, respectively, in Section 3(g));

        [b] Riccitelli shall reimburse the Company pro rata for any sums provided to him for Relocation Expenses (as defined in Section 3(g)), computed on the basis of the number of days remaining in the period between the date of Riccitelli's resignation or termination for Cause, and the first anniversary of the beginning of the Term;

        [c] Riccitelli shall reimburse the Company for the full amount of the Sign-on Bonus and any relocation Bonus (as defined, respectively in Sections 3(d) and 3(f)) paid to Riccitelli as of the date of his resignation or termination for Cause;

        [d] Riccitelli authorizes the Company to deduct from any compensation earned but unpaid to him under Sections 3(a), 3(b) or 3(c) as of the date of his resignation or termination for Cause, all or any part of any reimbursement that Riccitelli may owe to the Company under Sections 3(i)[b] or 3(i)[3] above.

     4. EMPLOYEE BENEFITS. During the Term, Riccitelli shall be entitled to the employee benefits, including vacation, health and other insurance benefits, and deferred compensation arrangements, made available by the Company to any other employee of the Company.

     5. EXPENSES. The Company shall reimburse Riccitelli for actual out-of-pocket expenses incurred by him in the performance of his services for the Company (in accordance with the Company's policy for such reimbursements applicable to the Company's executive officers on the same terms generally offered to such officers), upon the receipt of appropriate documentation of such expenses.


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     6. TERMINATION.

     (a) GENERAL. The Term shall end immediately upon Riccitelli's death. The Company may end the Term at any time for any reason or no reason, with or without "Cause" (as defined in Section 7(a) below) in the absolute discretion of the Board (but subject to the Company's obligations under this Agreement).

     (b) NOTICE OF TERMINATION. Promptly after it ends the Term, the Company shall give Riccitelli notice of termination, including a statement of whether the termination was for Cause. The Company's failure to give notice under this
Section 6(b) shall not, however, affect the validity of the Company's termination of the Term.

     7. SEVERANCE BENEFITS.

     (a) "CAUSE" DEFINED. "Cause" means (i) willful malfeasance or willful misconduct by Riccitelli in connection with his employment; (ii) Riccitelli's gross negligence in performing any of his duties under this Agreement; (iii) Riccitelli's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Riccitelli's willful breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) material breach by Riccitelli of any of his agreements in this Agreement.

     (b) TERMINATION WITHOUT CAUSE. If the Company ends the Term prior to the conclusion of the 12 month period beginning on April 21, 1997, other than for Cause, then the Company shall pay severance to Riccitelli in a maximum amount equal to Riccitelli's base salary per annum in effect on the day the Term ends, for a period equal to the greater of: (i) 90 days from the date that the Company ends the Term, or (ii) the number of days between the date that the Company ends the Term and the end of the 12-month period beginning on April 21, 1997. The severance shall be payable in proportionate amounts at least monthly on the Company's regular pay cycle for professional employees. Notwithstanding anything to the contrary in this Agreement, no severance shall be owing or payable to Riccitelli in the event that his employment ends at the conclusion of the Term ending 12 months after the period beginning on April 21, 1997.

     (c) TERMINATION FOR ANY OTHER REASON. If the Company ends the Term for Cause, or if Riccitelli resigns as an employee or officer of the Company, or if Riccitelli dies, then the Company shall have no obligation to pay Riccitelli any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term.

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     8. CONFIDENTIALITY, OWNERSHIP, AND COVENANTS OF NON-COMPETITION AND
NON-SOLICITATION.

     (a) "COMPANY INFORMATION" AND "INVENTIONS" DEFINED. "COMPANY INFORMATION" means all information, knowledge or data of or pertaining to (i) the Company, and (ii) any other person, firm, corporation or business organization with which the Company may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). Riccitelli acknowledges that it is not necessary for the Company to label information as "Confidential" or to utilize expensive security systems (although the Company may do so in its discretion) in order to maintain the confidentiality of such information. "INVENTIONS" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques regarding any of the foregoing.

     (b) CONFIDENTIALITY. Except as provided in the next two sentences, Riccitelli covenants and agrees that all Company Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Company may otherwise expressly authorize by action of the Board. In the event that Riccitelli is required by a court or governmental agency of competent jurisdiction to disclose any of the Company Information, Riccitelli will promptly so notify the Company so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement.

     (c) OWNERSHIP. Riccitelli hereby assigns to the Company all of Riccitelli's right (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Riccitelli, either alone or jointly with others, during the course of the performance of services for the Company. Riccitelli shall also assign to, or as directed by, the Company, all of Riccitelli's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government by a contract between the Company and the United States government or any of its agencies. The provisions of Sections 8(a), 8(b) and this Section 8(c) are not intended to supersede or limit the effect of any prior confidentiality or proprietary rights agreements previously executed by Riccitelli.

     (d) PERIOD DEFINED. "NON-COMPETITION PERIOD" means the period beginning on the day following the date of termination of Riccitelli's employment with the Company and ending on the second anniversary of the day following the date of termination of Riccitelli's employment with the Company.

     (e) COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Riccitelli acknowledges that his services pursuant to this Agreement are unique and extraordinary, that

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the Company will be dependent upon Riccitelli for the development and growth of its business and related functions, and that he will continue to develop personal relationships with significant customers of the Company and to have control of confidential information concerning, and lists of customers of, the Company. Riccitelli agrees that the customer relationships he develops will occur because of the Company's relationship with its customers and clients and because of Riccitelli's employment with the Company. Riccitelli further acknowledges that the business of the Company is international in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons, Riccitelli covenants and agrees that during the Non-Competition Period Riccitelli shall not, directly or indirectly, engage in, be financially interested in, represent, render any advice or services to, or be employed by, affiliated or in any way associated with, any other business (conducted for profit or not for profit) that is engaged in the development or production of (i) high temperature superconducting materials, (ii) radio frequency filter devices, or (iii) fault current limiter devices, in any such case for or related to uses which are or could reasonably deemed to be competitive with the current or currently contemplated business of the Company in the world. For the reasons acknowledged by Riccitelli at the beginning of this Section 8(e), Riccitelli additionally acknowledges, covenants, and agrees that, during the Non-Competition Period, Riccitelli shall not, directly or indirectly, whether on his own behalf or on behalf of any other person or entity, in any manner (A) solicit the business of or otherwise contact in any commercial capacity any person or entity that is, or is reasonably anticipated to become, at the date of termination, a customer, supplier, or contractor of the Company for the purpose of obtaining business of the type performed by the Company, or (B) solicit for employment or engagement any persons who were officers or employees of the Company upon the date of termination of his employment hereunder, or at any time during a ninety-day period preceding such date, or aid any competitive business organization in any attempt to hire any such officers or employees of the Company.

     (f) EQUITABLE REMEDIES. Riccitelli acknowledges, covenants and agrees that, in the event he shall violate any provisions of this Section 8, the Company will not have an adequate remedy at law and will therefore be entitled to enforce such provision by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding without the necessity of posting any bond of any kind whatsoever, and without prejudice to any other remedies that may be available at law or in equity. The foregoing restrictions shall not preclude Riccitelli from the ownership of not more than three percent (3%) of the vote securities of any corporation whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934, even if its business competes with that of the Company.

     (g) If, as a result of Riccitelli's actual or threatened breach of any of his obligations under this Agreement, the Company retains counsel for the purposes of enforcing or preventing a breach of any provisions hereof, including without limitation, instituting any suit or proceeding to enforce any provision hereof, by seeking any judicial remedy, then the Company shall be entitled, in addition to such other relief as may be granted, to recover from Riccitelli all costs and expenses incurred by the Company, including without limitations, its reasonable attorneys' fees.

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     9. SUCCESSORS AND ASSIGNS.

     (a) RICCITELLI. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Riccitelli may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. Riccitelli shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Riccitelli shall be for the sole personal benefit of Riccitelli, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Riccitelli. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Riccitelli and his personal representatives, distributees and legatees.

     (b) THE COMPANY. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the Company's assets or business or into or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event that the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquiror either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver an executed copy of such assumption to Riccitelli), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

     10. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties concerning Riccitelli's employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Riccitelli and the Company relating to the subject matter of this Agreement.

     11. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Riccitelli and by a duly authorized officer of the Company other than Riccitelli. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     12. NOTICES. All notices, demands or other communications of any kind to be given or delivered under this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered by hand, (b) delivered by a nationally recognized overnight courier service, (c) sent by registered or certified United States Mail, return receipt requested and first class postage prepaid, or (d) facsimile transmission followed by a confirmation copy

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delivered by a nationally recognized overnight courier service.  Such communications shall be sent to the parties at their respective addresses as follows:


If to Riccitelli:               Robert A. Riccitelli
                                3502 Windsor Forrest Drive
                                Grapevine, TX 76051

If to the Company:              Illinois Superconductor Corporation
                                451 Kingston Court
                                Mount Prospect, Illinois 60056
                                Attention:  Chief Executive Officer

with a copy to:                 Bruce A. Zivian
                                Eilenberg & Zivian
                                30 N. LaSalle Street, Suite 2900
                                Chicago, Illinois  60602


Either party may change such address for delivery to the other party by delivery of a notice in conformity with the provisions of this section specifying such change. Notice shall be deemed to have been properly given (i) on the date of delivery, if delivery is by hand, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier, or (iv) the next business day after the date of transmission by facsimile.

     13. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Riccitelli that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions as shall be valid and enforceable under the applicable law.

     14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

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     15. HEADINGS.  All descriptive headings of sections and paragraphs in this
Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     16. WITHHOLDING TAXES. All salary, benefits, reimbursements and any other payments to Riccitelli under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

     17. APPLICABLE LAW: JURISDICTION. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Riccitelli with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Illinois, as the Company may elect in its sole discretion, and Riccitelli hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

     18. INTERPRETATION AND CONSTRUCTION. Each of the parties to this Agreement has been represented by their own counsel, each has reviewed and approved this Agreement as executed, and neither party shall be charged with the responsibility of having drafted any provision of this Agreement so as to cause any rule of strict construction to be applied against such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.




     ILLINOIS SUPERCONDUCTOR CORPORATION



                       By:       /S/ EDWARD W. LAVES
                            -----------------------------
                            Edward W. Laves
                            Executive Vice President and
                            Chief Operating Officer


                                 /S/ ROBERT A. RICCITELLI
                            -----------------------------
                            ROBERT A. RICCITELLI


                                                                        4/1/97

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